UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2018

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Fiscal 2019 Q1-Q2 Senior Management Equity Incentive Program

On May 24, 2018, the Compensation Committee of the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) approved the Charles & Colvard, Ltd. Fiscal 2019 Q1-Q2 Senior Management Equity Incentive Program (the “Program”) for the first six months of the Company’s new fiscal year, with effect as of July 1, 2018. The Program supersedes and replaces all prior management incentive plans or programs for all periods commencing on or after July 1, 2018.

The Program provides an incentive opportunity for the Company’s executive officers and vice presidents, other than senior sales executives (the “Eligible Employees”), through the grant of an award, with both performance and service measures (the “Award”), consisting of (i) a restricted stock award representing 70% of the Award’s value (the “Restricted Stock Component”) and (ii) a cash bonus award representing 30% of the Award’s value (the “Cash Component”). The value of Awards is expressed in “Share Equivalents,” which is the number of shares of the Company’s restricted stock that would be granted pursuant to each Award if the Restricted Stock Component equaled 100% of the Award.

Achievement of an Eligible Employee’s performance measures will be measured by the Compensation Committee as follows: (i) 60% of each Award will be based on the achievement of a shared Company goal regarding revenue growth (the “Revenue Measure”), (ii) 15% of each Award will be based on the achievement of a shared Company goal regarding gross margin (the “Margin Measure”), (iii) 15% of each Award will be based on the achievement of a shared Company goal regarding EBITDA (the “EBITDA Measure”), and (iv) 10% of each Award will be based on the achievement of a shared Company goal regarding cash and cash equivalents on the Company’s balance sheet (the “Cash Measure,” and together with the Revenue Measure, the Margin Measure, and the EBITDA Measure, the “Company Measures”), all for the period from July 1, 2018 to December 31, 2018. If the Company does not achieve 80% of the Revenue Measure, the Restricted Stock Component of each Award will be forfeited and the Cash Component of each Award will not be paid. The Company must achieve at least 80% of the Revenue Measure in order for the portion of the Award attributed to the Margin Measure, the EBITDA Measure, and the Cash Measure to be vested/paid, as applicable. The Company must achieve at least 90% of the Revenue Measure in order for the portion of the Award attributed to the Revenue Measure to be vested/paid, as applicable. Achievement on a sliding scale from 90% to 120% of the Revenue Measure will result in payment ranging from 75% to 140% of the portion of the Award attributed to the Revenue Measure. The Restricted Stock Component and Cash Component of each Award will be reduced proportionately by any performance that is measured below 100%. The Company Measures are determined by the Compensation Committee and may be modified by the Compensation Committee to reflect certain types of events as permitted by the Company’s 2008 Stock Incentive Plan (the “2008 Plan”). In addition, an Eligible Employee must remain in continuous service until December 31, 2018 for restrictions to fully lapse on the Restricted Stock Component and for the Cash Component to be paid.

Under the Program, the Compensation Committee has granted the Chief Executive Officer 75,000 Share Equivalents, the Chief Financial Officer and Chief Operating Officer 37,500 Share Equivalents, and each eligible Vice President 17,500 Share Equivalents. The Program also provides the Compensation Committee discretion to make additional Awards above the targeted award level in recognition of extraordinary performance. The Restricted Stock Component of all Awards granted pursuant to the Program is issued under and pursuant to the 2008 Plan and subject to the terms of the Company’s standard performance-based restricted stock award agreement.

The foregoing description of the Program does not purport to be complete and is qualified in its entirety by reference to the Program, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description of Document
10.1	Charles & Colvard, Ltd. Fiscal 2019 Q1-Q2 Senior Management Equity Incentive Program, effective July 1, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

May 29, 2018	By:	/s/ Clint J. Pete
Clint J. Pete Chief Financial Officer